Amendment to Executive Employment Agreement
This Amendment is made and entered into as of May 11, 2023, by and between Skye Bioscience, inc., (the “Company”), and Kaitlyn Arsenault (the “Executive”) (collectively the “Parties”).
I.RECITALS
1.The Parties originally entered into the Executive Employment Agreement on October 4, 2021.
2.The Parties wish to amend the Executive Employment Agreement on the terms and conditions set for herein.
II.NOW THEREFORE, in consideration of the promises, terms and conditions contained herein and such other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Executive hereby agree as follows:
1.AMENDMENT TO THE EXECUTIVE EMPLOYMENT AGREEMENT
The Executive Employment Agreement is hereby amended as follows:
Section III. B. “Severance.” is deleted in its entirety and is of no further force and effect and is replaced by the following:

“Severance. Except in situations where the employment of Executive is terminated For Cause, By Death or By Disability (as defined in Section IV below) (a)in the event that, following a Change of Control (as defined in the Company’s Amended and Restated 2014 Omnibus Incentive Plan), the Company terminates the Executive’s employment, the Executive will be entitled to payment by the Company of an amount equal to twelve (12) months of Executive’s then-current Base Salary, less applicable statutory deductions and withholdings and (b) in the event that, prior to a Change of Control, (i) the Company terminates the Executive’s employment before April 4, 2023, then Executive will be entitled to payment by the Company of an amount equal to six (6) months of Executive’s then-current Base Salary, less applicable statutory deductions and withholdings, (ii) the Company terminates the Executive’s employment on or after April 4, 2023 and before October 4, 2024, then Executive will be entitled to payment by the Company of an amount equal to nine (9) months of Executive’s then-current Base Salary, less applicable statutory deductions and withholdings, (iii) the Company terminates the Executive’s employment on or after October 4, 2024, then Executive will be entitled to payment by the Company of an amount equal to (12) twelve months of Executive’s then-current Base Salary, less applicable statutory deductions and withholdings (“Severance”). Such Severance will be paid as salary continuation (and not as a lump sum) over the applicable period and in accordance with the Company’s standard payroll practices. Executive’s eligibility for the foregoing Severance is conditioned on Executive having first signed a release agreement in the form attached as Exhibit A. Additionally, Executive shall not be entitled to any Severance if Executive’s employment is terminated by Executive.”

2.FULL FORCE
Save and except as amended herein, the Executive Employment Agreement remains in full force and effect in accordance with its original terms and conditions.

3.GOVERNING LAW
This Amendment shall be governed by the same laws as, and construed in the same manner as, the Executive Employment Agreement.

IN WITNESS WHEREOF this Amendment has been executed by the Company and the Executive as of the date first above written.

Skye Bioscience, Inc. /s/ Punit Dhillon Signature Punit Dhillon By Chief Executive Officer Title 5/11/2023 Date	Kaitlyn Arsenault /s/ Kaitlyn Arsenault Signature 5/11/2023 Date